EXHIBIT 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this "Second Amendment") is made and entered into to be effective this 5th  day of January, 2011 by and between Phoenix Investors #20, L.L.C., an Arizona limited liability company (“Landlord”) and Capstone Therapeutics Corp. (formerly Orthologic Corp.), a Delaware corporation (“Tenant”) and is as follows.

RECITALS

A.           Landlord, as successor-in-title to Phoenix Investors #13, L.L.C, and Tenant are currently the Lessor and Lessee under that LEASE made as of July 19, 2007 between Phoenix Investors #13, L.L.C., an Arizona limited liability company, and Orthologic Corp with respect to Suites 101-A and 101-B of the Building  located at 1275 West Washington Street, Tempe, Arizona .

B. A First Amendment was entered into effective April 28, 2011 to change the Early Termination Date from February 28, 2011 to July 31, 2011 and Termination Option Exercise Date from 9 months prior to the Early Termination Date to 6 months prior to the Early Termination Date, as those terms are defined in the LEASE.

C. This Second Amendment is being entered into to change the Early Termination Date from July 31, 2011 to November 30, 2011, as those terms are defined in the LEASE.

AGREEMENTS

In consideration of good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree that Section 31 of the LEASE, TENANT’S TERMINATION RIGHT is removed and replaced in its entirety by the following:

TENANT’S TERMINATION RIGHT.
Tenant shall have an option to cancel the remainder of the initial Lease Term effective as of November 30, 2011 (the "Early Termination Date").  To exercise this option, Tenant must (a) deliver written notice of the exercise thereof to Landlord at least six (6) months prior to the Early Termination Date (the "Termination Option Exercise Date"), and (b) concurrently with the giving of such notice, pay to Landlord a termination fee equal to the sum of (i) six (6) months of Base Rent ( $131,626.00), plus (ii) all unamortized, as of February 28, 2011, leasing commissions paid to Tenant's broker in connection with this Lease ( $26,325.00).  Tenant must also not be in default beyond any applicable notice and cure period under this Lease at the time Tenant delivers such notice.  If Tenant fails to deliver such items on or before the Termination Option Exercise Date, the option to terminate shall be deemed waived for all purposes and shall no longer be available to Tenant.  Upon Tenant’s delivery of the notice and termination fee described above, the Lease Term shall be deemed adjusted in accordance with the provisions of this Section 31.  If Tenant timely gives notice of its exercise of this option, then the parties shall promptly execute an amendment to this Lease or a lease termination agreement prepared by Landlord to confirm the change of the Lease Term, which amendment or agreement shall be reasonably acceptable to each of Landlord and Tenant.

Except as specifically modified in this Second Amendment, all terms and provisions in the LEASE, as modified by the First Amendment, are ratified and affirmed and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on the date set forth above.

LANDLORD:

PHOENIX INVESTORS #20, L.L.C. an Arizona limited liability company

By:	Greenwood and McKenzie, a California general partnership
Its:           Manager

By   /s/ Jim McKenzie
Jim McKenzie
Its   General Partner

TENANT:

Capstone Therapeutics Corp.
(formerly ORTHOLOGIC CORP.,
 a Delaware corporation

By:   /s/ Les Taeger
Print Name:
Print Title:  SVP Chief Financial Officer